Exhibit 10.43

Beth Jantzen, CPA	February 1, 2022
Chief Financial Officer
Applied DNA Sciences, Inc.
50 Health Sciences Drive
Stony Brook, NY 11790

Dear Ms. Jantzen,

In accordance with your Lease dated June 14, 2013, the Long Island High Technology Incubator, Inc. hereby renews your lease for a period of one year.

The Term of the renewal is February 1, 2022 to January 31, 2023. Applied DNA Sciences, Inc. occupies approximately 30,000/sf space in 50 Health Sciences Drive, Stony Brook, NY 11790. Your new rent will be $42,488/mo; $509,856 per annum.

All other conditions set forth in the lease remain in effect for the renewal Term. Please note that rent is due by the 5th day of the month. Any rent received after the 15th will be subject to a late fee.

Please sign and return the agreement to our office indicating your acceptance. Upon receipt, LIHTl’s Executive Director, Anil Dhundale, PhD will sign the renewal and we will deliver to you the fully executed agreement. We look forward to your continued success in the months ahead. Thank you.

Best regards,

/s/Anil Dhundale, PhD	2/1/2022
Anil Dhundale, PhD	Date
Executive Director
Long Island High Technology Incubator, Inc.

/s/ Beth Jantzen, CPA	2/1/2022
Beth Jantzen, CPA	Date
Chief Financial Officer
Applied DNA Sciences, Inc.

LIHTI, 25 Health Sciences Drive, Stony Brook, NY 11790	LIHTl.org